Exhibit 99.1

Contacts:
Steven E. Brady, President and CEO
Donald F. Morgenweck, CFO
(609) 399-0012

Press Release

Ocean Shore Holding Co. Reports 4th Quarter 2015 and Year-End Results

Ocean City, New Jersey – January 26, 2016 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $1,748,000, or $0.29 per basic and $0.28 diluted share, for the quarter ended December 31, 2015 as compared to $1,598,000, or $0.26 per basic and diluted share, for the same quarter last year. For the full year ended December 31, 2015, net income was $6,868,000, or $1.14 per basic share and $1.12 per diluted share, as compared $6,298,000, or $1.00 per basic share and $0.98 per diluted share, for 2014.

Ocean Shore Holding Co. (the "Company") is the holding company for Ocean City Home Bank (the "Bank"), a federal savings bank headquartered in Ocean City, New Jersey. The Bank operates a total of eleven full-service banking offices in southern New Jersey.

"I am pleased to report that the Company produced record earnings in 2015," said Steven E. Brady, President and CEO. “Net income was up 9%, while earnings per share increased 14% due to the impact of our share repurchase activity. We achieved modest loan growth and maintained excellent asset quality in what continues to be a challenging economic environment in South Jersey.”

Balance Sheet Review

Total assets increased $18.6 million, or 1.8%, to $1,043.4 million at December 31, 2015 from $1,024.8 million at December 31, 2014. Loans receivable, net, increased $9.9 million, or 1.3%, to $783.9 million at December 31, 2015 from $774.0 million at December 31, 2014. Investments and mortgage-backed securities increased $1.7 million, or 1.5%, to $113.0 million at December 31, 2015 from $111.3 million at December 31, 2014. Cash and cash equivalents increased $7.4 million, or 9.2%, to $87.7 million at December 31, 2015 from $80.3 million at December 31, 2014. The increase in total net loans resulted from loan originations and other advances totaling $156.8 million offset by payoffs and payments received of $147.8 million. The increase in investments and mortgage-backed securities resulted from purchases exceeding normal repayments, sales, calls and payoffs by $1.7 million.

Deposits increased $24.9 million, or 3.2%, to $812.0 million at December 31, 2015 from $787.1 million at December 31, 2014. The Company continued its focus on core deposits, which increased $23.8 million, or 3.9%, to $632.1 million. Certificates of deposit increased $1.1 million, or 0.6%, to $179.9 million at December 31, 2015 compared to December 31, 2014. Total borrowings decreased $12.2 million, or 10.4%, to $105.0 million at December 31, 2015 from $117.2 million at December 31, 2014. The decrease resulted from reductions of $7.2 million of trust preferred securities and $5.0 million of FHLB advances.

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Asset Quality

The provision for loan losses totaled $192,000 for the fourth quarter of 2015 compared to $200,000 for the fourth quarter of 2014 and $165,000 for the third quarter of 2015. For the full year, the provision increased to $689,000 for 2015 compared to $462,000 for 2014. The allowance for loan losses totaled $3.1 million, or 0.41% of total loans, at December 31, 2015 compared to $3.8 million, or 0.49% of total loans, at December 31, 2014. The Company experienced $1.3 million in net charge-off activity for 2015 compared to $901,000 for 2014.

Non-performing assets totaled $7.5 million, or 0.72% of total assets, at December 31, 2015, compared to $6.9 million, or 0.68% of total assets, at December 31, 2014. Non-performing assets consisted of seventeen residential mortgages totaling $2.6 million, five commercial mortgages totaling $1.6 million, one construction mortgage totaling $143,000, one commercial loan totaling $41,000, eight consumer equity loans totaling $601,000, five TDR non-accrual loans totaling $708,000 and six real estate owned properties totaling $1.8 million.

Income Statement Analysis

Net interest income increased $217,000, or 3.1% to $7.2 million for the fourth quarter of 2015 compared to $7.0 million in the fourth quarter of 2014. Net interest margin increased 6 basis points to 3.22% in the quarter ended December 31, 2015 at from 3.16% from the quarter ended December 31, 2014. On a linked-quarter basis, net interest margin increased 5 basis points from 3.17% in the third quarter of 2015. The changes in the components of net interest income in the fourth quarter of 2015 compared to the fourth quarter of 2014 were an increase in average interest-earning assets of $11.0 million, a decrease in the average yield on interest-earning assets of 6 basis points to 3.93%, a decrease in average interest-bearing liabilities of $79.1 million and a decrease in average cost of interest-bearing liabilities of 3 basis points to 0.86%. Changes in average balances of earning assets and interest bearing liabilities and a decrease in the average cost of interest bearing liabilities resulted from the Company’s strategy to grow earning assets, and decrease interest bearing liabilities. The declining yields on earning assets reflect continued impact of repricing of the earning assets in the low interest rate environment, such that maturing assets are replaced with lower yield investments.

For the full year, net interest income increased $653,000, or 2.3%, to $28.5 million for 2015 compared to $27.8 million for 2014. Net interest margin increased 4 basis points to 3.19% for 2015 from 3.15% for 2014. The increase in net interest income for 2015 as compared to 2014 resulted from an increase in average interest-earning assets of $10.2 million, a decrease in average interest-bearing liabilities of $79.1 million and a decrease in the average cost of interest-bearing liabilities of 2 basis points to 0.90% offset by a decrease of 7 basis points in the average yield on interest-earning assets to 3.94%. The reasons for the respective changes are consistent with those pertaining to the quarterly changes discussed above.

Other income increased $34,000, or 3.2%, and $144,000, or 3.4%, for the fourth quarter of 2015 and full year, respectively, compared to the same periods in 2014. The increase in other income in the fourth quarter of 2015 in comparison to the fourth quarter of 2014 resulted from increases in deposit fees of $43,000 offset by a decrease in gain on sale of investments of $9,000. The increase in other income for the full year compared to 2014 resulted from increases in deposit and loan account fees and other income of $236,000 offset by a decrease in gain on sale of investments of $92,000.

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Other expenses increased $202,000, or 3.8%, to $5.5 million for the fourth quarter of 2015, compared to $5.3 million for the fourth quarter of 2014. For the full year, other expenses increased $123,000, or 0.6%, to $21.9 million for 2015 compared to $21.8 million for 2014. The increase in the fourth quarter of 2015 in comparison with the fourth quarter of 2014 resulted from increases in salaries and benefits, FDIC insurance, REO expenses and other expenses of $250,000, which were offset by decreases in occupancy and equipment and advertising of $48,000. The increase in other expenses for the full year resulted from increases in salaries and benefits, FDIC insurance and REO expenses of $279,000, which were offset by decreases in occupancy and equipment, advertising and other expenses of $156,000.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

SELECTED FINANCIAL CONDITION DATA (unaudited)

	December 31,	December 31,
	2015	2014	% Change
	(Dollars in thousands)

Total assets	$1,043,379	$1,024,754	1.8%
Cash and cash equivalents	87,710	80,307	9.2
Investment securities	112,992	111,317	1.5
Loans receivable, net	783,948	774,017	1.3
Deposits	812,033	787,078	3.2
FHLB advances	105,000	110,000	(4.5)
Subordinated debt	—	7,217	N/M
Stockholder’s equity	111,789	105,811	5.6
N/M – not measurable

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SELECTED OPERATING DATA (unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	% Change	2015	2014	% Change
	(Dollars in thousands, except share and per share amounts)

Interest and dividend income	$8,822	$8,847	(0.3)%	$35,150	$35,367	(0.6)%
Interest expense	1,608	1,850	(13.1)	6,696	7,566	(11.5)
Net interest income	7,214	6,997	3.1	28,454	27,801	2.3

Provision for loan losses	192	200	(4.0)	689	462	49.1

Net interest income after provision for loan losses	7,022	6,797	3.3	27,765	27,339	1.6

Other income	1,086	1,052	3.2	4,390	4,246	3.4
Other expense	5,539	5,337	3.8	21,888	21,765	0.6

Income before taxes	2,569	2,512	2.3	10,267	9,820	4.6
Provision for income taxes	821	914	(10.2)	3,399	3,522	(3.5)

Net Income	$1,748	$1,598	9.4	$6,868	$6,298	9.1

Earnings per share basic	$0.29	$0.26		$1.14	$1.00
Earnings per share diluted	$0.28	$0.26		$1.12	$0.98

Average shares outstanding:
Basic	6,109,527	6,068,184		6,015,157	6,266,344
Diluted	6,218,480	6,178,602		6,124,158	6,400,804

	Three Months Ended December 31, 2015		Three Months Ended December 31, 2014
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$785,723	4.17%	$771,576	4.26%
Investment securities	111,057	2.25%	114,252	2.21%
Total interest-earning assets	896,780	3.93%	885,828	3.99%

Interest-bearing deposits	$642,818	0.41%	$714,107	0.36%
Total borrowings	109,402	3.45%	117,217	4.10%
Total interest-bearing liabilities	752,220	0.86%	831,324	0.89%

Interest rate spread		3.08%		3.10%
Net interest margin		3.22%		3.16%

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	Year Ended December 31, 2015		Year Ended December 31, 2014
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$779,368	4.20%	$763,374	4.29%
Investment securities	113,817	2.14%	119,575	2.16%
Total interest-earning assets	893,185	3.94%	882,949	4.01%

Interest-bearing deposits	$625,653	0.41%	$700,027	0.36%
Total borrowings	114,535	3.63%	119,309	4.21%
Total interest-bearing liabilities	740,188	0.90%	819,336	0.92%

Interest rate spread		3.04%		3.08%
Net interest margin		3.19%		3.15%

ASSET QUALITY DATA (unaudited)

	Year Ended December 31, 2015	Year Ended December 31, 2014
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$3,760	$4,199
Provision for loan losses	689	462

Charge-offs	(1,259)	(977)
Recoveries	–	76
Net charge-offs	(1,259)	(901)
Allowance at end of period	$3,190	$3,760

Allowance for loan losses as a percent of total loans	0.41%	0.49%
Allowance for loan losses as a percent of nonperforming loans	56.3%	60.0%

	As of December 31, 2015	As of December 31, 2014
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$2,597	$3,626
Real estate mortgage - commercial	1,580	803
Real estate mortgage - construction	143	143
Commercial	41	501
Consumer	601	502
Total	4,962	5,575
Troubled debt restructurings - nonaccrual	708	694
Total nonaccrual loans	5,670	6,269
Real estate owned	1,815	650
Total nonperforming assets	$7,485	$6,919

Nonperforming loans as a percent of total loans	0.72%	0.81%
Nonperforming assets as a percent of total assets	0.72%	0.68%

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SELECTED FINANCIAL RATIOS (unaudited)

	Year Ended
	December 31, 2015	December 31, 2014

Selected Performance Ratios:
Return on average assets	0.65%	0.61%
Return on average equity	6.31%	5.89%
Interest rate spread	3.04%	3.08%
Net interest margin	3.19%	3.15%
Efficiency ratio	66.64%	67.91%

OCEAN SHORE HOLDING COMPANY - QUARTERLY DATA (unaudited)

	Q4 2015	Q3 2015	Q2 2015	Q1 2015	Q4 2014
	(In thousands except per share amounts)
Income Statement Data:
Net interest income	$7,214	$7,092	$7,056	$7,092	$6,997
Provision for loan losses	192	165	178	153	200
Net interest income after provision for loan losses	7,022	6,927	6,878	6,939	6,797
Other income	1,086	1,122	1,133	1,049	1,052
Other expense	5,539	5,536	5,373	5,442	5,337
Income before taxes	2,569	2,513	2,638	2,546	2,512
Provision for income taxes	821	844	899	833	914
Net income	$1,748	$1,669	$1,739	$1,713	$1,598

Share Data:
Earnings per share basic	$0.29	$0.28	$0.29	$0.29	$0.26
Earnings per share diluted	$0.28	$0.27	$0.29	$0.28	$0.26
Average shares outstanding basic	6,109,527	6,043,604	5,920,475	5,985,347	6,068,184
Average shares outstanding diluted	6,218,480	6,145,136	6,036,007	6,095,177	6,178,602
Total shares outstanding	6,403,058	6,403,191	6,257,899	6,251,912	6,393,344

Balance Sheet Data:
Total assets	$1,043,379	$1,067,458	$1,019,031	$1,029,809	$1,024,754
Investment securities	112,992	108,151	115,564	114,830	111,317
Loans receivable, net	783,948	785,549	780,789	770,261	774,017
Deposits	812,033	832,010	779,859	792,891	787,078
FHLB advances	105,000	110,000	110,000	110,000	110,000
Subordinated debt	—	—	7,217	7,217	7,217
Stockholders’ equity	111,789	110,701	106,883	105,643	105,811

Asset Quality:
Non-performing assets	$7,485	$7,654	$7,579	$7,027	$6,919
Non-performing loans to total loans	0.72%	0.73%	0.82%	0.83%	0.81%
Non-performing assets to total assets	0.72%	0.72%	0.74%	0.68%	0.68%
Allowance for loan losses	$3,190	$3,116	$3,392	$3,384	$3,760
Allowance for loan losses to total loans	0.41%	0.40%	0.43%	0.44%	0.49%
Allowance for loan losses to non-performing loans	56.3%	54.2%	53.1%	52.7%	60.0%

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